UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
June 12, 2009
(Date of report; date of
earliest event reported)
Commission file number: 0-51438

RESIDENTIAL CAPITAL, LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-1770738 (I.R.S. Employer Identification No.)

One Meridian Crossings
Minneapolis, Minnesota
55423

(Address of principal executive offices)
(Zip Code)
(952) 857-8700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

As previously disclosed, on June 1, 2009, two indirect subsidiaries of Residential Capital, LLC (“ResCap”), Passive Asset Transactions, LLC and RFC Asset Holdings II, LLC entered into a credit agreement for a short-term, $370 million revolving secured credit facility (the “June Facility”) with Residential Funding Company, LLC (“RFC”), GMAC Mortgage, LLC (“GMACM”) (each of which are subsidiaries of ResCap) and ResCap as guarantors and GMAC LLC (“GMAC”) as lender agent and initial lender.  On June 12, 2009, the June Facility was amended to increase the aggregate commitment amount from $370 million to up to $470 million, such availability being based on advance rates against the amount of eligible collateral.

As previously disclosed, on April 18, 2008, RFC and GMACM, entered into a Loan and Security Agreement with GMAC, as lender, to provide RFC and GMACM with a revolving credit facility, which is secured by RFC’s and GMACM’s servicing rights and related contractual rights under certain pooling and servicing agreements and loan servicing agreements with respect to pools of mortgage loans and home equity lines of credit (the “MSR Facility”).  The maximum lending commitment under the MSR Facility was initially $750 million, and was later raised to $1.2 billion in June 2008.  Since that time, GMAC has forgiven amounts outstanding under the MSR Facility, which resulted in permanent reductions of GMAC’s lending commitment.  Prior to June 12, 2009, GMAC’s maximum lending commitment was approximately $240 million.  On June 12, 2009, the MSR Facility was amended (the “MSR Amendment”) to increase GMAC’s maximum lending commitment to up to $400 million, such availability being based on advance rates against the amount of eligible collateral.  In addition, the MSR Amendment (a) increased interest payable on outstanding amounts to one-month LIBOR plus 6.00%; and (b) increased the advance rate against eligible collateral to 40%.  Such advance rate previously had been reduced over time to approximately 25% due to forgiveness of debt outstanding under the MSR Facility and corresponding reductions in GMAC’s lending commitment thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESIDENTIAL CAPITAL, LLC
(Registrant)

Dated: June 18, 2009	/s/ James N. Young
James N. Young
Chief Financial Officer